Exhibit 99.1

November 5, 2008	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Reports Higher Third-quarter 2008 Results;

Affirms 2008 Earnings Guidance

TULSA, Okla. – Nov. 5, 2008 – ONEOK, Inc. (NYSE: OKE) today announced third-quarter 2008 net income of $58.0 million, or 55 cents per diluted share, compared with $13.9 million, or 13 cents per diluted share, in the same period last year.

Net income for the nine-month period ending Sept. 30, 2008, was $243.7 million, or $2.30 per diluted share, compared with $202.0 million, or $1.83 per diluted share, in the same period last year.

The company also affirmed its 2008 net income guidance, but narrowed the range to $2.95 to $3.05 per diluted share, reflecting stronger nine-month performance in the ONEOK Partners segment, partially offset by anticipated lower operating income in the energy services segment. ONEOK’s previous 2008 earnings guidance was estimated to be in the range of $2.90 to $3.10 per diluted share. Additional information is available in Exhibit A.

“Our quarterly performance was driven by the exceptional results in our ONEOK Partners segment, clearly demonstrating the benefit ONEOK Partners provides to ONEOK,” said John W. Gibson, ONEOK chief executive officer.

“Our ONEOK Partners segment’s exceptional performance was the result of volume growth and wider natural gas liquids product price differentials in its natural gas liquids businesses, and higher commodity prices and volumes in the natural gas gathering and processing business. In addition, for the nine months, our distribution segment benefited from new rate mechanisms and cost controls that we successfully implemented,” Gibson added.

Operating income for the third quarter 2008 was $192.2 million, compared with $102.8 million for the third quarter 2007. The increase was primarily due to wider NGL product price differentials and higher realized commodity prices in the ONEOK Partners segment.

Year-to-date 2008 operating income increased to $698.3 million, compared with $566.8 million for the same period last year. The increase was primarily due to ONEOK Partners’ higher realized commodity prices, wider NGL product price differentials, increased NGL throughput and incremental earnings from the North System, an interstate natural gas liquids and

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ONEOK Reports Higher Third-quarter 2008 Results;

Affirms 2008 Earnings Guidance

November 5, 2008

refined petroleum products pipeline system that was acquired in October 2007. In addition, rate mechanisms in Oklahoma and Texas benefited the distribution segment during the 2008 nine-month period. These increases were partially offset by the energy services segment, which experienced lower storage, marketing and transportation margins than in the previous year.

“Through our ONEOK Partners segment, we realized higher margins in the favorable commodity price environment in the first nine months of 2008. In the fourth quarter, we are experiencing a return to more normal NGL product differentials and commodity prices,” Gibson added.

Operating costs were $203.9 million in the third quarter 2008, compared with $181.1 million in the third quarter 2007. Operating costs for the nine months 2008 were $585.3 million, compared with $539.3 million in the same period last year. Operating costs increased for the three- and nine-month periods, primarily as a result of incremental operating expenses associated with ONEOK Partners’ acquisition of the North System, as well as increased employee-related costs.

In response to uncertainties in the capital markets, ONEOK and ONEOK Partners took proactive measures to increase their available cash by drawing down their respective revolving credit facilities to provide funding for working capital requirements and growth projects.

At Oct. 31, 2008, ONEOK had $1.4 billion outstanding and $115 million available under its revolving credit facilities and approximately $335 million in available cash and cash equivalents. The additional funds and remaining borrowing capacity, as well as operating cash flow, will fund ONEOK’s capital requirements for the remainder of the winter heating season.

At Oct. 31, 2008, ONEOK Partners had $870 million outstanding and $130 million available under its revolving credit facility and approximately $396 million in available cash and cash equivalents. The additional funds and remaining borrowing capacity, as well as operating cash flow, will fund the partnership’s capital requirements for the remainder of 2008 and into 2009.

“Our strong balance sheet and free cash flow have served us well, especially in today’s challenging financial markets, providing us with the resources and financial flexibility to operate and continue to grow our business,” Gibson added.

THIRD-QUARTER 2008 SUMMARY INCLUDED:

•	Operating income of $192.2 million, compared with $102.8 million in the third quarter last year;

•	ONEOK Partners segment operating income of $197.5 million, compared with $105.1 million in the third quarter 2007;

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ONEOK Reports Higher Third-quarter 2008 Results;

Affirms 2008 Earnings Guidance

November 5, 2008

•	Distribution segment operating loss of $2.9 million, compared with a loss of $1.6 million in the third quarter 2007;

•	Energy services segment operating loss of $3.5 million, compared with a loss of $0.7 million in the third quarter 2007;

•

Distributions declared from the company’s general partner interest in ONEOK Partners of $22.7 million for the third quarter 2008; distributions declared from the company’s limited partner interest in ONEOK Partners of $45.8 million for the third quarter 2008;

•	ONEOK, on a stand-alone basis, at Sept. 30, 2008, having $1.0 billion in short-term debt, $57.1 million of cash and cash equivalents and $854.3 million of gas in storage;

•

ONEOK, on a stand-alone basis, having year-to-date cash flow from continuing operations before changes in working capital of $356.1 million, which exceeded capital expenditures and dividends of $293.9 million by $62.2 million;

•

On Oct. 30, the Oklahoma Corporation Commission hearing administrator recommending approval of a joint and stipulated agreement to allow for recovery of the fuel-related portion of bad debt costs through the purchased gas adjustment mechanism in the distribution segment’s Oklahoma jurisdiction; a hearing before the full commission is pending;

•	On Oct. 31, filing for incentive-based rates in the distribution segment’s Oklahoma jurisdiction;

•

Filing for recovery of, and a return on, $2.9 million in capital investment between rate cases for safety-related and public improvement infrastructure in the distribution segment’s Kansas jurisdiction;

•	Announcing the D-J Basin Lateral Pipeline project in the ONEOK Partners segment to connect additional NGL supplies to the Overland Pass Pipeline;

•	ONEOK Partners commissioning the Overland Pass Pipeline to transport unfractionated NGLs from the Rockies to the Mid-Continent;

•	ONEOK Partners completing the NGL pipeline extension into the Woodford Shale and beginning construction on the previously announced Arbuckle Pipeline; and

•	Declaring a quarterly dividend of 40 cents per share, payable on Nov. 14, 2008.

THIRD-QUARTER AND YEAR-TO-DATE 2008 BUSINESS-UNIT RESULTS

ONEOK Partners

The ONEOK Partners segment’s third-quarter 2008 operating income increased 88 percent to $197.5 million, compared with $105.1 million in the same period 2007.

Third-quarter 2008 results, when compared with the same period in 2007, included $43.7 million from wider regional NGL product price differentials, $13.3 million in operational measurement gains primarily at NGL storage caverns, and $12.5 million from increased volumes in its NGL gathering and fractionation business; $18.3 million from higher realized commodity

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ONEOK Reports Higher Third-quarter 2008 Results;

Affirms 2008 Earnings Guidance

November 5, 2008

prices in the partnership’s natural gas gathering and processing business; and $12.0 million of incremental margins from the acquired North System.

Third-quarter 2008 operating costs were $97.5 million, compared with $80.1 million in the third quarter 2007. The increase was primarily due to incremental operating expenses associated with the North System and higher employee-related costs.

For the nine months, operating income was $511.8 million, compared with $317.1 million in the same period a year earlier.

Nine-month 2008 results, when compared with the same period in 2007, included $66.2 million from higher realized commodity prices in the partnership’s natural gas gathering and processing business; $59.3 million from wider regional NGL product price differentials and $31.8 million from increased volumes in its NGL gathering and fractionation business; and $34.0 million of incremental margins from the North System.

Nine-month 2008 operating costs were $272.7 million, compared with $237.4 million in the same period a year earlier. The increase was primarily due to incremental operating expenses associated with the North System and higher employee-related costs.

Equity earnings from investments for the third quarter 2008 were $29.4 million, compared with $22.2 million in 2007. Equity earnings from investments for the nine months 2008 were $74.8 million, compared with $65.0 million in the same period a year earlier. The third-quarter and nine-month increases were primarily due to a gain on the sale of Bison Pipeline LLC by Northern Border Pipeline, of which ONEOK Partners owns a 50 percent equity interest, as well as higher gathering revenues in its various investments, partially offset by lower throughput on Northern Border Pipeline.

Capital expenditures for the nine months 2008 increased to $860.2 million, compared with $408.4 million in the same period in 2007, as a result of the partnership’s internally generated growth projects.

Distribution

The distribution segment reported an operating loss of $2.9 million in the third quarter 2008, compared with a loss of $1.6 million in the third quarter 2007.

Third-quarter 2008 earnings benefited from new rate mechanisms, which contributed $3.9 million in Oklahoma and $1.0 million in Texas. These increases were offset by higher operating costs, which increased to $97.6 million in the third quarter 2008 from $91.6 million in the third quarter 2007. The higher operating costs resulted primarily from $3.2 million of higher employee-related costs and $1.2 million from higher fuel-related vehicle costs.

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ONEOK Reports Higher Third-quarter 2008 Results;

Affirms 2008 Earnings Guidance

November 5, 2008

Operating income for the 2008 nine-month period was $117.7 million, compared with $113.5 million in the same period last year. Operating income increased primarily because of the implementation of new capital and expense recovery mechanisms of $10.0 million in Oklahoma and new rates of $2.3 million in Texas.

Operating costs were $285.6 million for the 2008 nine-month period, compared with $278.9 million in the same period of 2007. The higher operating costs were primarily the result of a $3.3 million non-recurring expense reimbursement in 2007, $2.1 million in higher employee-related costs and $1.5 million in higher fuel-related vehicle costs.

Capital expenditures for the nine months 2008 increased to $126.4 million, compared with $108.7 million in the same period in 2007, due to the timing of system maintenance expenditures.

Energy Services

The energy services segment reported a third-quarter operating loss of $3.5 million, compared with a loss of $0.7 million in the same period in 2007.

Third-quarter 2008 results, when compared with the same period in 2007, reflect a $9.9 million decrease in financial trading margins, partially offset by a $7.5 million increase in storage and marketing margins, primarily due to a more favorable pricing environment that benefited optimization activities. Included in the third-quarter storage and marketing margins was a $9.7 million net loss to reflect natural gas in inventory at the lower of cost or market.

Nine-month operating income was $66.4 million, compared with $129.6 million for the same period last year.

Nine-month 2008 results were lower, when compared with the same period a year earlier, primarily due to decreases of $38.6 million in storage and marketing margins, $14.8 million in financial trading margins and $11.7 million in transportation margins. Nine-month 2008 transportation margins decreased, primarily due to a reduction in the basis differentials between the Rocky Mountain and Mid-Continent regions. During the nine-month 2007 period, commodity prices and weather provided a more favorable environment, which improved storage margins.

At Sept. 30, 2008, total natural gas in storage was 74.7 bcf, compared with 80.1 bcf a year earlier. At Oct. 31, 2008, total natural gas in storage was approximately 84.5 bcf. Total natural gas storage capacity under lease was 91 bcf in the third quarter 2008, compared with 96 bcf in the same period in 2007.

The net margin for the energy services segment was derived from the following sources:

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ONEOK Reports Higher Third-quarter 2008 Results;

Affirms 2008 Earnings Guidance

November 5, 2008

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Thousands of dollars)
Marketing, storage and transportation, gross	$57,268	$38,328	$246,097	$274,607
Less: Storage and transportation costs	(54,577)	(43,390)	(163,135)	(141,409)

Marketing, storage and transportation, net	2,691	(5,062)	82,962	133,198
Retail marketing	1,715	3,204	9,332	9,377
Financial trading	413	10,313	1,563	16,342

Net margin	$4,819	$8,455	$93,857	$158,917

EARNINGS CONFERENCE CALL AND WEBCAST

ONEOK and ONEOK Partners management will conduct a joint conference call on Thursday, Nov. 6, 2008, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call will also be carried live on ONEOK’s and ONEOK Partners’ Web sites.

To participate in the telephone conference call, dial 866-835-8907, pass code 1292355, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s Web site, www.oneok.com, and ONEOK Partners’ Web site, www.oneokpartners.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 1292355.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 47.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc., visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news

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ONEOK Reports Higher Third-quarter 2008 Results;

Affirms 2008 Earnings Guidance

November 5, 2008

release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena on our operations, including energy sales and demand for our services and energy prices;

•	competition from other United States and Canadian energy suppliers and transporters as well as alternative forms of energy;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

•

the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, climate change initiatives, and authorized rates or recovery of gas and gas transportation costs;

•

the impact on drilling and production by factors beyond our control, including the demand for natural gas and refinery-grade crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;

•

the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;

•

the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving the OCC, KCC, Texas regulatory authorities or any other local, state or federal regulatory body, including the FERC;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:

•	future demand for and prices of natural gas and NGLs;

•	competitive conditions in the overall energy market;

•	availability of supplies of Canadian and United States natural gas; and

•	availability of additional storage capacity;

•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

•

our ability to acquire all necessary rights-of-way permits and consents in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

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ONEOK Reports Higher Third-quarter 2008 Results;

Affirms 2008 Earnings Guidance

November 5, 2008

•	our ability to control operating costs;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a significant slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy, including increasing liquidity risks in U.S. credit markets;

•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•

risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the possible loss of gas distribution franchises or other adverse effects caused by the actions of municipalities;

•	the impact of unsold pipeline capacity being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the year ended December 31, 2007. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise. OKE-FE

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ONEOK Reports Higher Third-quarter 2008 Results;

Affirms 2008 Earnings Guidance

November 5, 2008

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Thousands of dollars, except per share amounts)
Revenues	$4,239,246	$2,809,997	$13,314,188	$9,492,446
Cost of sales and fuel	3,784,220	2,469,837	11,852,422	8,219,737

Net Margin	455,026	340,160	1,461,766	1,272,709

Operating Expenses
Operations and maintenance	179,840	160,352	519,263	477,011
Depreciation and amortization	60,249	56,364	179,429	168,458
General taxes	24,068	20,733	66,079	62,317

Total Operating Expenses	264,157	237,449	764,771	707,786

Gain (Loss) on Sale of Assets	1,310	59	1,319	1,893

Operating Income	192,179	102,770	698,314	566,816

Equity earnings from investments	29,412	22,162	74,805	64,975
Allowance for equity funds used during construction	15,616	3,691	35,788	6,686
Other income	12,723	1,756	16,659	17,444
Other expense	(11,332)	(654)	(16,347)	(2,213)
Interest expense	(61,180)	(62,675)	(183,100)	(187,503)

Income before Minority Interests and Income Taxes	177,418	67,050	626,119	466,205

Minority interests in income of consolidated subsidiaries	(95,354)	(44,998)	(235,411)	(135,013)
Income taxes	(24,031)	(8,138)	(146,973)	(129,195)

Net Income	$58,033	$13,914	$243,735	$201,997

Earnings Per Share of Common Stock
Net Earnings Per Share, Basic	$0.56	$0.13	$2.34	$1.86
Net Earnings Per Share, Diluted	$0.55	$0.13	$2.30	$1.83

Average Shares of Common Stock (Thousands)
Basic	104,446	103,882	104,319	108,543
Diluted	105,636	105,931	105,843	110,548

Dividends Declared Per Share of Common Stock	$0.40	$0.36	$1.16	$1.04

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ONEOK Reports Higher Third-quarter 2008 Results;

Affirms 2008 Earnings Guidance

November 5, 2008

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30, 2008	December 31, 2007
	(Thousands of dollars)
Assets
Current Assets
Cash and cash equivalents	$72,944	$19,105
Trade accounts and notes receivable, net	1,066,606	1,723,212
Gas and natural gas liquids in storage	1,120,077	841,362
Commodity exchanges and imbalances	80,372	82,938
Energy marketing and risk management assets	314,905	168,609
Other current assets	365,746	116,249

Total Current Assets	3,020,650	2,951,475

Property, Plant and Equipment
Property, plant and equipment	9,067,172	7,893,492
Accumulated depreciation and amortization	2,174,001	2,048,311

Net Property, Plant and Equipment	6,893,171	5,845,181

Investments and Other Assets
Goodwill and intangible assets	1,040,142	1,043,773
Energy marketing and risk management assets	45,769	3,978
Investments in unconsolidated affiliates	756,449	756,260
Other assets	465,882	461,367

Total Investments and Other Assets	2,308,242	2,265,378

Total Assets	$12,222,063	$11,062,034

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ONEOK Reports Higher Third-quarter 2008 Results;

Affirms 2008 Earnings Guidance

November 5, 2008

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30, 2008	December 31, 2007
	(Thousands of dollars)
Liabilities and Shareholders’ Equity

Current Liabilities
Current maturities of long-term debt	$118,190	$420,479
Notes payable	1,322,214	202,600
Accounts payable	1,294,630	1,436,005
Commodity exchanges and imbalances	246,392	252,095
Energy marketing and risk management liabilities	303,574	133,903
Other current liabilities	332,469	436,585

Total Current Liabilities	3,617,469	2,881,667

Long-term Debt, excluding current maturities	4,102,250	4,215,046

Deferred Credits and Other Liabilities
Deferred income taxes	832,407	680,543
Energy marketing and risk management liabilities	59,796	26,861
Other deferred credits	493,284	486,645

Total Deferred Credits and Other Liabilities	1,385,487	1,194,049

Commitments and Contingencies

Minority Interests in Consolidated Subsidiaries	1,058,842	801,964

Shareholders’ Equity
Common stock, $0.01 par value:
authorized 300,000,000 shares; issued 121,568,386 shares and outstanding 104,468,756 shares at September 30, 2008; issued 121,115,217 shares and outstanding 103,987,476 shares at December 31, 2007	1,216	1,211
Paid in capital	1,300,286	1,273,800
Accumulated other comprehensive loss	(68,763)	(7,069)
Retained earnings	1,534,241	1,411,492
Treasury stock, at cost: 17,099,630 shares at September 30, 2008 and 17,127,741 shares at December 31, 2007	(708,965)	(710,126)

Total Shareholders’ Equity	2,058,015	1,969,308

Total Liabilities and Shareholders’ Equity	$12,222,063	$11,062,034

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ONEOK Reports Higher Third-quarter 2008 Results;

Affirms 2008 Earnings Guidance

November 5, 2008

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)	Nine Months Ended September 30,
	2008	2007
	(Thousands of dollars)
Operating Activities
Net income	$243,735	$201,997
Depreciation and amortization	179,429	168,458
Allowance for equity funds used during construction	(35,788)	(6,686)
Gain on sale of assets	(1,319)	(1,893)
Minority interests in income of consolidated subsidiaries	235,411	135,013
Equity earnings from investments	(74,805)	(64,975)
Distributions received from unconsolidated affiliates	67,812	77,144
Deferred income taxes	72,884	61,919
Stock-based compensation expense	26,776	22,448
Allowance for doubtful accounts	11,668	12,574
Inventory adjustment, net	9,659	—
Investment securities gains	(11,142)	—
Changes in assets and liabilities (net of acquisition and disposition effects):
Trade accounts and notes receivable	634,361	412,471
Gas and natural gas liquids in storage	(482,360)	(46,594)
Accounts payable	(210,768)	(97,254)
Commodity exchanges and imbalances, net	(3,137)	19,311
Unrecovered purchased gas costs	(51,959)	11,227
Accrued interest	48,736	42,488
Energy marketing and risk management assets and liabilities	49,904	70,741
Fair value of firm commitments	(135,826)	(38,340)
Other assets and liabilities	(94,873)	(30,092)

Cash Provided by Operating Activities	478,398	949,957

Investing Activities
Changes in investments in unconsolidated affiliates	3,063	(5,546)
Capital expenditures (less allowance for equity funds used during construction)	(1,033,063)	(527,497)
Changes in short-term investments	—	31,125
Proceeds from sale of assets	1,774	3,999
Proceeds from insurance	9,792	—
Other	2,450	—

Cash Used in Investing Activities	(1,015,984)	(497,919)

Financing Activities
Borrowing (payment) of notes payable, net	1,119,614	359,000
Issuance of debt, net of issuance costs	—	598,146
Payment of debt	(412,219)	(10,403)
Repurchase of common stock	(29)	(390,193)
Issuance of common stock	7,249	11,443
Issuance of common units, net of discounts	146,969	—
Dividends paid	(120,986)	(112,842)
Distributions to minority interests	(149,173)	(136,462)
Other	—	(5,250)

Cash Provided by Financing Activities	591,425	313,439

Change in Cash and Cash Equivalents	53,839	765,477
Cash and Cash Equivalents at Beginning of Period	19,105	68,268

Cash and Cash Equivalents at End of Period	$72,944	$833,745

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ONEOK Reports Higher Third-quarter 2008 Results;

Affirms 2008 Earnings Guidance

November 5, 2008

ONEOK, Inc. and Subsidiaries

INFORMATION AT A GLANCE

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2008	2007	2008	2007
	(Millions of dollars, except as noted)
ONEOK Partners
Net margin	$325.4	$213.9	$874.9	$636.8
Operating costs	$97.5	$80.1	$272.7	$237.4
Depreciation and amortization	$30.4	$28.8	$90.4	$84.3
Operating income	$197.5	$105.1	$511.8	$317.1
Natural gas gathered (BBtu/d)	1,146	1,170	1,174	1,168
Natural gas processed (BBtu/d)	649	617	641	615
Natural gas transported (MMcf/d)	3,500	3,378	3,637	3,524
Natural gas sales (BBtu/d)	281	289	280	279
Natural gas liquids gathered (MBbl/d)	243	232	249	222
Natural gas liquids sales (MBbl/d)	273	223	275	221
Natural gas liquids fractionated (MBbl/d)	375	370	379	346
Natural gas liquids transported (MBbl/d)	331	225	314	219
Capital expenditures	$335.6	$202.0	$860.2	$408.4
Conway-to-Mount Belvieu OPIS average price differential
Ethane ($/gallon)	$0.24	$0.05	$0.15	$0.05
Natural Gas Gathering and Processing:
Realized composite NGL sales prices ($/gallon)	$1.51	$1.09	$1.44	$0.97
Realized condensate sales price ($/Bbl)	$99.61	$69.05	$96.91	$61.25
Realized natural gas sales price ($/MMBtu)	$8.33	$5.41	$8.39	$6.20
Realized gross processing spread ($/MMBtu)	$6.69	$5.54	$6.94	$4.56

Distribution
Net margin	$123.9	$117.0	$490.6	$474.6
Operating costs	$97.6	$91.6	$285.6	$278.9
Depreciation and amortization	$29.3	$26.9	$87.3	$82.1
Operating income (loss)	$(2.9)	$(1.6)	$117.7	$113.5
Customers per employee	707	721	722	733
Capital expenditures	$56.1	$40.2	$126.4	$108.7
Natural gas volumes (Bcf)
Gas Sales	14.0	16.8	116.9	120.1
Transportation	50.3	48.0	163.4	148.7
Natural gas margins
Gas Sales	$96.0	$92.0	$395.8	$390.0
Transportation	$18.1	$17.1	$64.1	$58.8

Energy Services
Net margin	$4.8	$8.5	$93.9	$158.9
Operating costs	$9.5	$8.6	$28.0	$27.7
Depreciation and amortization	$0.2	$0.5	$0.8	$1.6
Operating income (loss)	$(3.5)	$(0.7)	$66.4	$129.6
Natural gas marketed (Bcf)	261	291	867	886
Natural gas gross margin ($/Mcf)	$0.02	$0.03	$0.08	$0.16
Physically settled volumes (Bcf)	560	605	1,756	1,794

-more-

ONEOK Reports Higher Third-quarter 2008 Results;

Affirms 2008 Earnings Guidance

November 5, 2008

ONEOK, Inc. and Subsidiaries

CONSOLIDATING INCOME STATEMENT

(Unaudited)	Three Months Ended September 30, 2008
	ONEOK	ONEOK Partners	Consolidating Entries	Consolidated
	(Millions of dollars)
Operating Income
ONEOK Partners	$—	$198	$—	$198
Distribution	(3)	—	—	(3)
Energy Services	(4)	—	—	(4)
Other	1	—	—	1

Operating Income	(6)	198	—	192

Equity in earnings of ONEOK Partners	109	—	(109)	—
Other income (expense)	6	40	—	46
Interest expense	(27)	(34)	—	(61)
Minority interest	—	—	(95)	(95)
Income taxes	(24)	—	—	(24)

Net Income	$58	$204	$(204)	$58

(Unaudited)	Nine Months Ended September 30, 2008
	ONEOK	ONEOK Partners	Consolidating Entries	Consolidated
	(Millions of dollars)
Operating Income
ONEOK Partners	$—	$512	$—	$512
Distribution	118	—	—	118
Energy Services	66	—	—	66
Other	2	—	—	2

Operating Income	186	512	—	698

Equity in earnings of ONEOK Partners	268	—	(268)	—
Other income (expense)	5	106	—	111
Interest expense	(75)	(108)	—	(183)
Minority interest	—	—	(235)	(235)
Income taxes	(140)	(7)	—	(147)

Net Income	$244	$503	$(503)	$244

-more-

ONEOK Reports Higher Third-quarter 2008 Results;

Affirms 2008 Earnings Guidance

November 5, 2008

ONEOK, Inc. and Subsidiaries

CONSOLIDATING INCOME STATEMENT

	Three Months Ended September 30, 2007
(Unaudited)	ONEOK	ONEOK Partners	Consolidating Entries	Consolidated
	(Millions of dollars)
Operating Income
ONEOK Partners	$—	$105	$—	$105
Distribution	(1)	—	—	(1)
Energy Services	(1)	—	—	(1)
Other	—	—	—	—

Operating Income	(2)	105	—	103

Equity in earnings of ONEOK Partners	51	—	(51)	—
Other income (expense)	—	27	—	27
Interest expense	(29)	(34)	—	(63)
Minority interest	—	—	(45)	(45)
Income taxes	(6)	(2)	—	(8)

Net Income	$14	$96	$(96)	$14

	Nine Months Ended September 30, 2007
(Unaudited)	ONEOK	ONEOK Partners	Consolidating Entries	Consolidated

	(Millions of dollars)
Operating Income
ONEOK Partners	$—	$317	$—	$317
Distribution	113	—	—	113
Energy Services	130	—	—	130
Other	7	—	—	7

Operating Income	250	317	—	567

Equity in earnings of ONEOK Partners	152	—	(152)	—
Other income (expense)	11	76	—	87
Interest expense	(89)	(99)	—	(188)
Minority interest	—	—	(135)	(135)
Income taxes	(122)	(7)	—	(129)

Net Income	$202	$287	$(287)	$202

-more-

ONEOK Reports Higher Third-quarter 2008 Results;

Affirms 2008 Earnings Guidance

November 5, 2008

ONEOK, Inc. and Subsidiaries

REGULATION G GAAP RECONCILIATION

ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital

(Unaudited)	Nine Months Ended September 30, 2008

(Millions of dollars)
Net income	$243.7
Depreciation and amortization	89.0
Gain on sale of assets	(1.3)
Distributions received from unconsolidated affiliates	183.1
Income from equity investments, net	(268.4)
Deferred income taxes	72.9
Stock based compensation expense	26.8
Allowance for doubtful accounts	11.7
Inventory adjustment, net	9.7
Investment securities gains	(11.1)

Cash flow, before changes in working capital (a)	$356.1

(a)	ONEOK, Inc. stand-alone cash flow, before changes in working capital, is a non-GAAP financial measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of our fundamental business activities. ONEOK, Inc. stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income, income from operations, or other measures of cash flow.

-more-

ONEOK Reports Higher Third-quarter 2008 Results;

Affirms 2008 Earnings Guidance

November 5, 2008

ONEOK, Inc. and Subsidiaries	Exhibit A
EARNINGS GUIDANCE*

	Updated 2008 Guidance	Previous 2008 Guidance	Change
	(Millions of dollars, except per share amounts)
Operating Income
ONEOK Partners	$653	$624	$29
Distribution	186	186	—
Energy Services	93	142	(49)
Other	(3)	(3)	—

Operating Income	929	949	(20)
Other income (expense)	144	121	23
Interest expense	(266)	(273)	7
Minority interest	(290)	(259)	(31)
Income taxes	(198)	(219)	21

Net Income	$319	$319	$—

Net Earnings Per Share, Diluted	$3.00	$3.00	$—

Average Shares of Common Stock, Diluted (Millions)	106	106	—

Capital Expenditures
ONEOK Partners	$1,314	$1,314	$—
Distribution	170	170	—
Other	44	12	32

Total Capital Expenditures	$1,528	$1,496	$32

*	Amounts shown are midpoints of ranges provided.